UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 1, 2009

GSE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14785	52-1868008
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1332 Londontown Blvd, Sykesville, MD  21784

(Address of principal executive office and zip code)

(410) 970-7800

Registrant's telephone number, including area code

Check  the  appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation or the registrant under any of the following provisions (see General Instructions A.2 below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d - 2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e - 4 (c))

Form 8-K

Item 1.01 Entry into a Material Definitive Agreement.

Employment Agreements

The Company’s Compensation Committee approved formal Employment Agreements and the Company entered into the Agreements as of January 1, 2009 with each of the following officers:  Chin-our Jerry Jen, Jeffery G. Hough, Michael D. Feldman, and Gill R. Grady.  The period of each Agreement runs from January 1, 2009 through December 31, 2010.

In recognition of each officer’s responsibilities and based on comparisons to peer organizations with similar activities and risk profiles, the Company agreed to pay the following base salaries effective   January 1, 2009:

Chin-our Jerry Jen	$205,000
Jeffery G. Hough	185,000
Michael D. Feldman	170,000
Gill R. Grady	175,000

On the one-year anniversary date of each Agreement, the Company shall increase the amount of compensation by three percent (3%) or an amount equal to the percentage increase in the Consumer Price Index over the preceding twelve (12) month period.

For each year each Agreement is in effect, the Compensation Committee of the Board of Directors and the Company’s Chief Executive Officer shall determine the bonus amount for the most recently completed fiscal year and payment shall be made by March 15 of the subsequent year.  The bonus is performance based and the performance goals shall be as jointly agreed to by each officer and the Chief Executive Officer and the Board of Directors.  For the 2009 fiscal year, the target bonuses are as follows:

Chin-our Jerry Jen	$50,000
Jeffery G. Hough	50,000
Michael D. Feldman	50,000
Gill R. Grady	50,000

On the one-year anniversary date of each Agreement, the Company’s Board of Directors shall increase the bonus target by three percent (3%) of an amount equal to the percentage increase in the Consumer Price Index over the preceding twelve (12) month period.

In addition, each officer shall receive:
♦	an automobile allowance of seven thousand two hundred dollars ($7,200) per year and the Company will pay for the gasoline in connection with such automobile; and
♦	an allowance for club membership of four thousand dollars ($4,000) per year.

The Company shall pay the monthly medical and dental insurance premiums for each officer in association with Company-provided health insurance plans.  Each officer is entitled to receive vacation in accordance with the Company’s policy for its senior executives and may participate in other Company sponsored benefit plans including life insurance and 401(k) retirement plans.  Each officer is entitled to reimbursement by the Company for all reasonable expenses incurred by him in connection with his employment.  Reimbursable expenses include, but are not limited to, business travel and customer entertainment expenses.

The Company may terminate each Agreement for cause.  Examples of “cause” include (i) willful and continued failure to substantially perform contractual duties after the Company has communicated its demand for substantial performance; (ii) willfully engaging in misconduct which has a material adverse effect on the Company’s reputation, operations, prospects or business relations; (iii) conviction for any felony or entry of a plea of “no contest” for a crime of moral turpitude; (iv) or breach of the terms and conditions of each Agreement.  Notice of termination must be in writing and must state the reason for termination and each officer (with his attorney) shall have the opportunity to be heard by the Company’s Board of Directors.  In the event of termination for cause, each officer shall continue to receive his full salary through the date of termination.  In the event of disability, each officer will continue to receive his full salary (less any sum payable under the Company’s disability benefit plan) until his employment is terminated.  Termination of employment due to the death or disability of the officer shall not constitute a breach of the Agreement.

If the Company shall terminate the officer's employment in breach of the terms of this Agreement, then the Company shall pay the officer his full salary and provide his benefits for one year from the Date of Termination.  Additionally, all options to purchase the Company's common stock granted to the officer under the Company's option plan or otherwise shall immediately become fully vested and shall terminate on such date as they would have terminated if the officer's employment by the Company had not terminated.

In the event a Change of Control occurs and the officer is either (1) not offered employment by the Successor Company or (2) employment is offered upon conditions that result in the officer's decision to terminate employment for Good Reason (as defined in the Agreement); then the following shall occur.  The officer shall receive continuation of salary and bonus programs (average of prior 2 years bonus), and all benefits (including medical, dental and life insurance coverage and any other Company-provided benefits, including car and club allowances that Employee is receiving as of the Effective Date) from the Date of Termination of employment for a period of twelve months.

The foregoing is a brief description of the terms of the various agreements and documents described herein and by its nature is incomplete.  It is qualified in its entirety by the text of the respective agreements and documents, copies of which are included herewith as Exhibits to this Current Report.  All readers of this Current Report are encouraged to read the entire text of the documents referred to in the text.

Item 9.01 Financial Statements and Exhibits

(c)  Exhibits

Exhibit Number	Description

10.1	Employment Agreement dated as of January 1, 2009 between GSE Systems, Inc. and Chin-our Jerry Jen, filed herewith.
10.2	Employment Agreement dated as of January 1, 2009 between GSE Systems, Inc. and Jeffery G. Hough, filed herewith.
10.3	Employment Agreement dated as of January 1, 2009 between GSE Systems, Inc. and Michael D. Feldman, filed herewith.
10.4	Employment Agreement dated as of January 1, 2009 between GSE Systems, Inc. and Gill R. Grady, filed herewith.

SIGNATURES

Pursuant  to the  requirements  of the  Securities  Exchange  Act of  1934,  the registrant  has duly  caused  this  report  to be  signed  on its  behalf by the undersigned hereunto duly authorized.

GSE SYSTEMS, INC.

Date: January 7, 2009                                                                 /s/ Jeffery G. Hough
-----------------------
Jeffery G. Hough
Senior Vice President and Chief Financial Officer